UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 22, 2019

Patterson-UTI Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22664	75-2504748
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10713 W. Sam Houston Pkwy N, Suite 800, Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 281-765-7100

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	PTEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 22, 2019, Patterson-UTI Energy, Inc. (the “Company”) entered into a Term Loan Agreement (the “Agreement”), among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent and lender and the other lender party thereto.

The Agreement is a committed senior unsecured term loan facility that permits a single borrowing of up to $150 million, which may be drawn by the Company on or before October 7, 2019. Subject to customary conditions, the Company may request that the lenders’ aggregate commitments be increased by up to $75 million, not to exceed total commitments of $225 million. The maturity date under the Agreement is June 10, 2022.

Loans under the Agreement bear interest by reference, at the Company’s election, to the LIBOR rate or base rate. The applicable margin on LIBOR rate loans varies from 1.00% to 1.375%, and the applicable margin on base rate loans varies from 0.00% to 0.375%, in each case determined based upon the Company’s credit rating.

The Agreement contains representations, warranties, affirmative and negative covenants and events of default and associated remedies that the Company believes are customary for agreements of this nature, including certain restrictions on the ability of the Company and each subsidiary of the Company to incur debt and grant liens. If the Company’s credit rating is below investment grade, the Company will become subject to a restricted payment covenant, which would require the Company to have a Pro Forma Debt Service Coverage Ratio (as defined in the Agreement) greater than or equal to 1.50 to 1.00 immediately before and immediately after making any restricted payment.  The Agreement requires mandatory prepayment in an amount equal to 100% of the net cash proceeds from the issuance of new senior indebtedness (other than certain permitted indebtedness) if the Company’s credit rating is below investment grade. The Agreement also requires that the Company’s total debt to capitalization ratio, expressed as a percentage, not exceed 50%. The Agreement generally defines the debt to capitalization ratio as the ratio of (a) total borrowed money indebtedness to (b) the sum of such indebtedness plus consolidated net worth, with consolidated net worth determined as of the end of the most recently ended fiscal quarter.

The above description of the Agreement is qualified in its entirety by reference to the complete text of the Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On August 23, 2019, the Company issued a news release announcing the Agreement and the prepayment described below. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information furnished in this Item 7.01 and the information attached to this Form 8-K as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On August 22, 2019, the Company provided notice to the holders of its 4.97% Series A Senior Notes due October 5, 2020 (the “Notes”) of its intent to prepay 100% of the Notes.  The Company expects to prepay the Notes on September 25, 2019 using $150 million in borrowings from the Agreement and the remainder from cash on hand.  The total amount of the prepayment, including the applicable premium, is expected to be approximately $309 million, plus accrued interest to the prepayment date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Term Loan Agreement, dated August 22, 2019, among Patterson-UTI Energy, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent and lender and the other lender party thereto.

99.1	Press Release dated August 23, 2019.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patterson-UTI Energy, Inc.

August 23, 2019	By:	/s/ C. Andrew Smith
Name: C. Andrew Smith
Title: Executive Vice President and Chief Financial Officer